UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2014

DELMAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54801	99-0360497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 720-999 West Broadway
Vancouver, British Columbia
Canada V5Z 1K5
(Address of principal executive offices)

(604) 629-5989
 (Registrant's telephone number, including area code)

  Copies to:
Gregory Sichenzia, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

August 8, 2014, Delmar Pharmaceuticals, Inc. (the “Company”) consummated its offer (the “Warrant Tender Offer”) to amend certain of its outstanding warrants held by investors who participated in the Company’s private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Investor Warrants”).

The Warrant Tender Offer expired at 5:00 p.m. Pacific Time on August 8, 2014. Pursuant to the Warrant Tender Offer, an aggregate of 762,227 Investor Warrants were tendered by their holders and were amended and exercised in connection therewith for an aggregate exercise price of approximately $495,448. Such tendered Investor Warrants represent approximately 8.29% of the Company’s outstanding Investor Warrants as of June 6, 2014.  The Company received net proceeds of approximately $470,676 after paying a 5% warrant agent fee of approximately $24,772.

Following the amendment and exercise of the Investor Warrants, the outstanding capital of Company consisted of  29,709,987 shares of common stock, options and warrants exercisable into 3,187,214 and 17,878,258 shares of the Company’s common stock, respectively, and 7,044,583 shares of 0959456 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of the Company, that are convertible into 7,044,583 shares of common stock of the Company.

The Company issued the Investor Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with such transactions, the holders of the Investor Warrants represented that they were “accredited investors.” Similarly, the issuance of the shares of the Company’s common stock upon the amendment and exercise of the 762,227 Investor Warrants was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D. In connection with the Warrant Tender Offer, the holders of the tendered warrants represented that they were “accredited investors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Dated: August 12, 2014	By:	/s/ Jeffrey Bacha
Name: Jeffrey Bacha
Title: Chief Executive Officer

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